As filed with the Securities and Exchange Commission on January 3, 2018

Registration No. 333-221944

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

Amendment No. 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JAKKS Pacific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4527222
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2951 28th Street

Santa Monica, California 90405

(424) 268-9444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen G. Berman

Chief Executive Officer

JAKKS Pacific, Inc.

2951 28th Street

Santa Monica, California 90405

(424) 268-9444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Irving Rothstein, Esq.

Feder Kaszovitz LLP

845 Third Avenue

New York, New York 10022-6601

(212) 888-8200

Fax: (212) 888-7776

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement at the discretion of the selling security holder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company . See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to		Offering Price		Aggregate Offering	Amount of
Securities to be Registered	be Registered		per Unit(2)		Price(2)	Registration Fee
Common Stock, par value $.001 per share	9,185,250 Shares	(1)	$2.45	(3)	$22,503,863	$2,801.73	(4)

(1)	All common stock offered hereby is for the account of the selling security holder and pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”) includes such indeterminate number of shares of common stock as may be issuable with respect to the common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(3)	Pursuant to Rule 457(c), represents the average of the high and low sales prices of our common stock for any of the five business preceding the date of the initial filing.
(4)	Fee paid with initial filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 3, 2018

PROSPECTUS

9,185,250 Shares

JAKKS Pacific, Inc.

Common Stock

This prospectus relates to 9,185,250 shares of our common stock, par value $0.001 per share, underlying a convertible note owned by the selling security holder listed under the caption “Selling Security Holder” on page 13.  The shares may be sold from time to time by the selling security holder. None of the shares registered herein will be sold for our account and we will not receive any proceeds from the sale of the common stock. See “Use of Proceeds.”

The selling security holder may determine the prices at which it will sell the common stock, which prices may be at market prices prevailing at the time of such sale or some other price.  The selling security holder may sell these shares through underwriters, brokers-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  See “Plan of Distribution” for a more complete description of the ways in which the common stock may be sold.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “JAKK.” On January 2, 2018, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                                , 2018

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC through what is known as the shelf registration process. Under this process, the selling security holder may sell the securities described in the prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling security holder may offer. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of the prospectus.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in filings with the Securities and Exchange Commission (“SEC”) incorporated by reference. You should carefully read the entire prospectus, including “Risk Factors” beginning on page 6, as well as any accompanying prospectus supplement and the documents incorporated by reference herein and therein, before investing in the common stock. When we use the terms “JAKKS,” “we,” “us,” or “our,” we are referring to JAKKS Pacific, Inc. and its subsidiaries, unless the context requires otherwise or we expressly state otherwise in this prospectus.

JAKKS Pacific, Inc.

Company Overview

We are a leading multi-line, multi-brand toy company that designs, produces, markets and distributes toys and related products, pet toys, consumables and related products, electronics and related products, kids indoor and outdoor furniture, and other consumer products. We focus our business on acquiring or licensing well-recognized trademarks and brand names, most with long product histories (“evergreen brands”). We seek to acquire these evergreen brands because we believe they are less subject to market fads or trends. We also develop proprietary products marketed under our own trademarks and brand names, and have historically acquired complementary businesses to further grow our portfolio. For accounting purposes, our products have been divided into three segments: (i) U.S. and Canada, (ii) International and (iii) Halloween. Segment information with respect to revenues, assets and profits or losses attributable to each segment is contained in Note 3 to the audited consolidated financial statements incorporated by reference herein. Our products include:

Traditional Toys and Electronics

●	Action figures and accessories, including licensed characters, principally based on Batman®, Star Wars® and Nintendo ® franchises;

●	Toy vehicles, including Max Tow™, Road Champs®, Fly Wheels® and MXS® toy vehicles and accessories;

●	Electronics products, including Spy Net® spy products, Plug It In & Play TV Games™ video games based on popular brands;

●	Dolls and accessories, including small dolls, large dolls, fashion dolls and baby dolls based on licenses, including Disney’s Frozen, Disney Princess, Disney Fairies, infant and pre-school toys based on PBS’s Daniel Tiger’s Neighborhood®;

●	Private label products as “exclusives” for a myriad of retail customers in many product categories; and

●	Foot-to-floor ride-on toys based on, among others, Fisher Price®, Kawasaki®, and DC Comics®, inflatable environments, tents and wagons

Role Play, Novelty and Seasonal Toys

●	Role play, dress-up, pretend play and novelty products for boys and girls based on well-known brands and entertainment properties such as Disney’s Frozen, Black & Decker®, Disney Princess, Disney Fairies and Dora the Explorer®, as well as those based on our own proprietary brands;

●	Indoor and outdoor kids’ furniture, activity trays and tables and room décor; kiddie pools, seasonal and outdoor products, including those based on Crayola®, Disney characters and more, and Funnoodle® pool floats;

●	Halloween and everyday costumes for all ages based on licensed and proprietary non-licensed brands, including Spiderman®, Toy Story, Sesame Street®, Power Rangers®¸Hasbro® brands and Disney’s Frozen, Disney Princess and related Halloween accessories; and

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●	Junior sports and outdoor activity toys including Skyball® hyper-charged balls and sport sets and Wave Hoops® toy hoops marketed under our Maui Toys® brand.

We continually review the marketplace to identify and evaluate popular and evergreen brands and product categories that we believe have the potential for growth. We endeavor to generate growth within these lines by:

●	creating innovative products under our established licenses and brand names;

●	adding new items to the branded product lines that we expect will enjoy greater popularity;

●	infusing innovation and technology when appropriate to make them more appealing to today’s kids; and

●	focusing our marketing efforts to enhance consumer recognition and retailer interest.

Our Business Strategy

In addition to developing our own proprietary brands and marks, licensing popular trademarks enables us to use these high-profile marks at a lower cost than we would incur if we purchased these marks or developed comparable marks on our own. By licensing trademarks, we have access to a far greater range of marks than would be available for purchase. We also license technology developed by unaffiliated inventors and product developers to enhance the design and functionality of our products.

We sell our products through our in-house sales staff and independent sales representatives to toy and mass-market retail chain stores, department stores, office supply stores, drug and grocery store chains, club stores, toy specialty stores and wholesalers. Our three largest customers are Wal-Mart, Target and Toys ‘R’ Us, which accounted for approximately 23.4%, 15.6% and 9.4%, respectively, of our net sales in 2016 and 22.8%, 16.3% and 7.1%, respectively, in the first three quarters of 2017. No other customer accounted for more than 10.0% of our net sales in 2016 or during the first three quarters of 2017. On September 18, 2017, Toys “R” Us, Inc. announced that certain of its U.S. subsidiaries and its Canadian subsidiary voluntarily filed for relief under Chapter 11 of the Bankruptcy Code in the U.S. and that its Canadian subsidiary also began parallel proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) in Canada. On September 25, 2017, Toys “R” Us, Inc. announced that it had closed on $3.1 billion of debtor-in-possession financing to support its ongoing liquidity needs. While the Company believes there was an impact to sales in the third quarter due to the uncertainty caused by the filing, it is not able to estimate an amount. The Company has resumed shipping to Toys “R” Us for the 2017 holiday season and continues to monitor the Toys “R” Us bankruptcy reorganization progress and its overall credit exposure to this customer.

Our Growth Strategy

In 2015 and 2016, we generated net sales of $745.7 million and $706.6 million, respectively, and net income of $23.2 million in 2015 and $1.2 million in 2016. Approximately 8.6% and 9.5% of our net sales in 2015 and 2016, respectively, were attributable to our acquisitions since 2011. Key elements of our growth strategy include:

●       Expand Core Products. We manage our existing and new brands through strategic product development initiatives, including introducing new products, modifying existing products and extending existing product lines to maximize their longevity. Our marketing teams and product designers strive to develop new products or product lines to offer added technological, aesthetic and functional improvements to our extensive portfolio.

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●       Enter New Product Categories. We use our extensive experience in the toy and other consumer product industries to evaluate products and licenses in new product categories and to develop additional product lines. We began marketing licensed classic video games for simple plug-in use with television sets and expanded into several related categories by infusing additional technologies such as motion gaming and through the licensing of this category from our current licensors, such as Disney and Viacom which owns Nickelodeon®.

●       Pursue Strategic Acquisitions. We supplement our internal growth with selected strategic acquisitions. In October 2016, we acquired the operating assets of the C’est Moi™ performance makeup and youth skincare product lines whose distribution is limited primarily to Asia. We expect to launch a full line of makeup and skincare products branded under the C’est Moi™ name in the U.S. and Canada in the first quarter of 2018. We will continue focusing our acquisition strategy on businesses or brands that we believe have compatible product lines and/or offer valuable trademarks or brands.

●       Acquire Additional Character and Product Licenses. We have acquired the rights to use many familiar brand and character names and logos from third parties that we use with our primary trademarks and brands. Currently we have license agreements with Nickelodeon®, Disney and Warner Bros.®, as well as with the licensors of the many popular licensed children’s characters previously mentioned, among others. We intend to continue to pursue new licenses from these entertainment and media companies and other licensors. We also intend to continue to purchase additional inventions and product concepts through our existing network of inventors and product developers.

●       Expand International Sales. We believe that foreign markets, especially Europe, Australia, Canada, Latin America and Asia, offer us significant growth opportunities. In 2016, our sales generated outside the United States were approximately $162.5 million, or 23.0% of total net sales. We intend to continue to expand our international sales and in 2016 and 2017 opened sales offices and further expanded distribution agreements in Europe to capitalize on our experience and our relationships with foreign distributors and retailers. We expect these initiatives to contribute to our international growth in 2018.

●       Capitalize On Our Operating Efficiencies. We believe that our current infrastructure and operating model can accommodate growth without a proportionate increase in our operating and administrative expenses, thereby increasing our operating margins.

The execution of our growth strategy, however, is subject to several risks and uncertainties and we cannot assure you that we will continue to experience growth in, or maintain our present level of net sales (see “Risk Factors,” beginning on page 6). For example, our growth strategy will place additional demands upon our management, operational capacity and financial resources and systems. The increased demand upon management may necessitate our recruitment and retention of additional qualified management personnel. We cannot assure you that we will be able to recruit and retain qualified personnel or expand and manage our operations effectively and profitably. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. While we believe that our operational, financial and management information systems will be adequate to support our future growth, no assurance can be given they will be adequate without significant investment in our infrastructure. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our business, financial condition and results of operations.

Moreover, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses on commercially reasonable terms and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any.

Furthermore, we cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth.

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Finally, our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation; diversion of management attention from operation of our existing business; loss of key personnel from acquired companies; and failure of an acquired business to achieve targeted financial results.

Exchange Transaction

On November 7, 2017 we consummated a transaction (the “Exchange Transaction”) with Oasis Investments II Master Fund Ltd. (“Oasis”), a holder of $21.55 million face amount of our 4.25% Convertible Senior Notes due in 2018 to exchange such notes for an equal principal amount of a new Convertible Senior Note due 2020 (the “New Note”) which extended the maturity date to November 2020 and reduced the interest rate to 3.25%, if paid in cash (or 5.0% if interest is paid in shares of our common stock).

The New Note is convertible at the option of the holder. The initial conversion rate of 327.8689 shares of common stock per $1,000 principal amount of the New Note which is based upon 117.25% of the closing market price on the day preceding consummation of the exchange. The conversion rate is subject to two resets in November 2018 and November 2019 based upon 105% of the 5-day volume weighted average closing market price, subject to a floor equal to 30% of the initial conversion price and certain other adjustments. The New Note limits the number of shares into which the holder can elect to convert the New Note, when combined with any other shares of the Company’s common stock beneficially owned by the holder on the conversion date, to 9.99% of the Company’s issued and outstanding shares of common stock. In addition, without approval of the Company’s shareholders, the aggregate number of shares into which the New Note can be converted cannot exceed 19.9% of the Company’s issued and outstanding shares of common stock on the closing date of the New Note exchange. We obtained such shareholder approval at our Annual Meeting on December 22, 2017. Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, at its election, cash, shares of its common stock or a combination of cash and shares of its common stock, provided that any payment in stock is contingent upon the satisfaction of certain equity conditions. The shares issuable pursuant to the terms of the New Note may be offered for sale from time to time through this prospectus by Oasis.

Our Corporate Information

We were formed as a Delaware corporation in 1995. Our principal executive offices are located at 2951 28th Street, Santa Monica, California 90405. Our telephone number is (424) 268-9444. Our Internet website address is www.jakks.com. The content of the website are not part of this prospectus, nor is any of its content incorporated herein.

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The Offering

Issuer	JAKKS Pacific, Inc.

Seller	The selling security holder. For information about the selling security holder, see “Selling Security Holder.” We are not selling the securities to the public.

Securities Offered	9,185,250 shares of our common stock, par value $.001.

Common Stock Outstanding (1)	26,987,430 shares.

Registration Rights	We are agreeing to use our best efforts to keep the registration statement, of which this prospectus forms a part, effective until the earlier to occur of (i) the date on which the registered shares are disposed of or (ii) the date when the registered shares can be immediately sold to the public without registration or restriction and without the requirement of the Issuer to be current in its public filings.

Trading	Our common stock trades on the Nasdaq Global Select Market under the symbol “JAKK.”

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock.

(1)	As of the date of this Prospectus. Does not include 21,216,151 shares underlying our convertible notes.

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RISK FACTORS

An investment in the shares of our common stock involves significant risks. In addition to reviewing other information in this prospectus and any prospectus supplement and the documents incorporated herein and therein, you should carefully consider the following factors before deciding to purchase the shares of our common stock offered hereby, as well as the risk factors referred in any accompanying prospectus supplement and the documents incorporated herein and therein. If any of these risks actually occur, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

Our inability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines, may materially and adversely impact our business, financial condition and results of operations.

Our business and operating results depend largely upon the appeal of our products. Our continued success in the toy industry will depend upon our ability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines. Several trends in recent years have presented challenges for the toy industry, including:

●	the phenomenon of children outgrowing toys at younger ages, particularly in favor of interactive and high technology products;

●	increasing use of technology;

●	shorter life cycles for individual products; and

●	higher consumer expectations for product quality, functionality and value.

We cannot assure you that:

●	our current products will continue to be popular with consumers;

●	the products that we introduce will achieve any significant degree of market acceptance;

●	the life cycles of our products will be sufficient to permit us to recover licensing, design, manufacturing, marketing and other costs associated with those products.

●	our inclusion of new technology will result in higher sales or increased profits.

Our failure to achieve any or all of the foregoing benchmarks may adversely affect our business, financial condition and results of operations.

The failure of our character-related and theme-related products to become and/or remain popular with children may materially and adversely impact our business, financial condition and results of operations.

The success of many of our character-related and theme-related products depends upon the popularity of characters in movies, television programs, live sporting exhibitions, and other media and events. We cannot assure you that:

●	media associated with our character-related and theme-related product lines will be released at the times we expect or will be successful;

●	the success of media associated with our existing character-related and theme-related product lines will result in substantial promotional value to our products;

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●	we will be successful in renewing licenses upon expiration on terms that are favorable to us; or

●	we will be successful in obtaining licenses to produce new character-related and theme-related products in the future.

Our failure to achieve any or all of the foregoing benchmarks may cause the infrastructure of our operations to fail, thereby adversely affecting our business, financial condition and results of operations.

There are risks associated with our license agreements.

●	Our current licenses require us to pay minimum royalties

Sales of products under trademarks or trade or brand names licensed from others account for substantially all of our net sales. Product licenses allow us to capitalize on characters, designs, concepts and inventions owned by others or developed by toy inventors and designers. Our license agreements generally require us to make specified minimum royalty payments, even if we fail to sell a sufficient number of units to cover these amounts. In addition, under certain of our license agreements, if we fail to achieve certain prescribed sales targets, we may be unable to retain or renew these licenses.

●	Some of our licenses are restricted as to use

Under the majority of our license agreements, the licensors have the right to review and approve our use of their licensed products, designs or materials before we may make any sales. If a licensor refuses to permit our use of any licensed property in the way we propose, or if their review process is delayed, our development or sale of new products could be impeded.

●	New licenses are difficult and expensive to obtain

Our continued success will substantially depend upon our ability to obtain additional licenses. Intense competition exists for desirable licenses in our industry. We cannot assure you that we will be able to secure or renew significant licenses on terms acceptable to us. In addition, as we add licenses, the need to fund additional royalty advances and guaranteed minimum royalty payments may strain our cash resources.

●	A limited number of licensors account for a large portion of our net sales

We derive a significant portion of our net sales from a limited number of licensors. If one or more of these licensors were to terminate or fail to renew our license or not grant us new licenses, our business, financial condition and results of operations could be adversely affected.

The toy industry is highly competitive and our inability to compete effectively may materially and adversely impact our business, financial condition and results of operations.

The toy industry is highly competitive. Globally, certain of our competitors have financial and strategic advantages over us, including:

●	greater financial resources;

●	larger sales, marketing and product development departments;

●	stronger name recognition;

●	longer operating histories; and

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●	greater economies of scale.

In addition, the toy industry has no significant barriers to entry. Competition is based primarily upon the ability to design and develop new toys, procure licenses for popular characters and trademarks and successfully market products. Many of our competitors offer similar products or alternatives to our products. Our competitors have obtained and are likely to continue to obtain licenses that overlap our licenses with respect to products, geographic areas and markets. We cannot assure you that we will be able to obtain adequate shelf space in retail stores to support our existing products, expand our products and product lines or continue to compete effectively against current and future competitors.

We may not be able to sustain or manage our product line growth, which may prevent us from increasing our net revenues.

Historically, we have experienced growth in our product lines through acquisitions of businesses, products and licenses. This growth in product lines has contributed significantly to our total revenues over the last few years. For example, revenues associated with companies we acquired since 2011 were approximately $64.0 million and $67.2 million, in 2015 and 2016, respectively, representing approximately 8.6% and 9.5%, respectively, of our total revenues for those periods. As a result, even though we had no significant acquisitions since 2012, comparing our future period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. We cannot assure you that we will continue to experience growth in, or maintain our present level of, net sales.

Our growth strategy calls for us to continuously develop and diversify our toy business by acquiring other companies, entering into additional license agreements, refining our product lines and expanding into international markets, which will place additional demands upon our management, operational capacity and financial resources and systems. The increased demand upon management may necessitate our recruitment and retention of qualified management personnel. We cannot assure you that we will be able to recruit and retain qualified personnel or expand and manage our operations effectively and profitably. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our business, financial condition and results of operations.

In addition, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses on commercially reasonable terms, our ability to identify acquisition candidates and conclude acquisitions on acceptable terms, and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any. Accordingly, we cannot assure you that our growth strategy will be successful.

If we are unable to acquire and integrate companies and new product lines successfully, we will be unable to implement a significant component of our growth strategy.

Our growth strategy depends, in part, upon our ability to acquire companies and new product lines. Future acquisitions, if any, may succeed only if we can effectively assess characteristics of potential target companies and product lines, such as:

●	attractiveness of products;

●	suitability of distribution channels;

●	management ability;

●	financial condition and results of operations; and

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●	the degree to which acquired operations can be integrated with our operations.

We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth. Our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including:

●	difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation;

●	diversion of management attention from operation of our existing business;

●	loss of key personnel from acquired companies;

●	failure of an acquired business to achieve targeted financial results; and

●	limited capital to finance acquisitions.

A limited number of customers account for a large portion of our net sales, so that if one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations.

Our three largest customers accounted for 46.2% of our net sales for the nine months ended September 30, 2017 and 48.4% of our net sales for the year ended December 31, 2016. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers and pursuant to the terms of certain of our vendor agreements, even some purchase orders may be cancelled without penalty up until delivery. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, and changes in other terms of sale or for us to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the bankruptcy or other lack of success of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

We depend upon our Chief Executive Officer and any loss or interruption of his services could adversely affect our business, financial condition and results of operations.

Our success has been largely dependent upon the experience and continued services of Stephen G. Berman, our President and Chief Executive Officer. We cannot assure you that we would be able to find an appropriate replacement for Mr. Berman should the need arise, and any loss or interruption of the services of Mr. Berman could adversely affect our business, financial condition and results of operations.

We depend upon third-party manufacturers, and if our relationship with any of them is harmed or if they independently encounter difficulties in their manufacturing processes, we could experience product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

We depend upon many third-party manufacturers who develop, provide and use the tools, dyes and molds that we generally own to manufacture our products. However, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

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We do not have long-term contracts with our third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers’ operations or sea or air transportation with our overseas manufacturers were disrupted or terminated even for a relatively short period of time. Our tools, dyes and molds are located at the facilities of our third-party manufacturers.

Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending upon what they pay for their raw materials.

We have substantial sales and manufacturing operations outside of the United States, subjecting us to risks common to international operations.

We sell products and operate facilities in numerous countries outside the United States. Sales to our international customers comprised approximately 23.0% of our net sales for both the nine months ended September 30, 2017 and the year ended December 31, 2016 and approximately 27.3% of our net sales for the year ended December 31, 2015. We expect our sales to international customers to account for a greater portion of our revenues in future fiscal periods. Additionally, we utilize third-party manufacturers, located principally in China, and are subject to the risks normally associated with international operations, including:

●	currency conversion risks and currency fluctuations;

●	limitations, including taxes, on the repatriation of earnings;

●	political instability, civil unrest and economic instability;

●	greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

●	complications in complying with laws in varying jurisdictions and changes in governmental policies;

●	greater difficulty and expenses associated with recovering from natural disasters, such as earthquakes, hurricanes and floods;

●	transportation delays and interruption;

●	work stoppages;

●	the potential imposition of tariffs; and

●	the pricing of intercompany transactions may be challenged by taxing authorities in both Hong Kong and the United States, with potential increases in income taxes.

Our reliance upon external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to medical, political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by, China could significantly increase our cost of products imported from that nation. Because of the importance of international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

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Our business is subject to extensive government regulation and any violation by us of such regulations could result in product liability claims, loss of sales, diversion of resources, damage to our reputation, increased warranty costs or removal of our products from the market, and we cannot assure you that our product liability insurance for the foregoing will be sufficient.

Our business is subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts. These statutes are administered by the CPSC, which has the authority to remove from the market products that are found to be defective and present a substantial hazard or risk of serious injury or death. The CPSC can require a manufacturer to recall, repair or replace these products under certain circumstances. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

●	product liability claims;

●	loss of sales;

●	diversion of resources;

●	damage to our reputation;

●	increased warranty and insurance costs; and

●	removal of our products from the market.

Any of these results may adversely affect our business, financial condition and results of operations. There can be no assurance that our product liability insurance will be sufficient to avoid or limit our loss in the event of an adverse outcome of any product liability claim.

We depend upon our proprietary rights and our inability to safeguard and maintain the same, or claims of third parties that we have violated their intellectual property rights, could have a material adverse effect on our business, financial condition and results of operations.

We rely upon trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce our proprietary rights in our products. The laws of certain foreign countries may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. We cannot assure you that we or our licensors will be able to successfully safeguard and maintain our proprietary rights. Further, certain parties have commenced legal proceedings or made claims against us based upon our alleged patent infringement, misappropriation of trade secrets or other violations of their intellectual property rights. We cannot assure you that other parties will not assert intellectual property claims against us in the future. These claims could divert our attention from operating our business or result in unanticipated legal and other costs, which could adversely affect our business, financial condition and results of operations.

Market conditions and other third-party conduct could negatively impact our margins and implementation of other business initiatives.

Economic conditions, such as decreased consumer confidence, may adversely impact our margins. In addition, general economic conditions were significantly and negatively affected by the September 11th terrorist attacks and could be similarly affected by any future attacks. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could adversely affect our sales and profitability. Other conditions, such as the unavailability of electronics components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Significant and sustained increases in the price of oil could adversely impact the cost of the raw materials used in the manufacture of our products, such as plastic.

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We may not have the funds necessary to purchase our outstanding convertible senior notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

In June 2014, the Company sold an aggregate of $115.0 million principal amount of 4.875% convertible senior notes due on June 1, 2020, of which $113.0 million are outstanding as of September 30, 2017 (the “2020 Notes”). Holders of the 2020 Notes may require us to repurchase for cash all or some of their notes upon the occurrence of a fundamental change (as defined in the 2020 Notes). Holders of the 2020 Notes may convert their notes upon the occurrence of specified events. Upon conversion, the 2020 Notes will be settled in shares of the Company’s common stock. In July 2013, the Company sold an aggregate of $100.0 million principal amount of 4.25% convertible senior notes due on August 1, 2018, of which $21.15 million are outstanding as of September 30, 2017 (the “2018 Notes”) excluding the $21.55 million exchanged with Oasis for the New Note in the Exchange Transaction. Holders of the 2018 Notes may require us to repurchase for cash all or some of their notes upon the occurrence of a fundamental change (as defined in the 2018 Notes). Holders of the 2018 Notes may convert their notes upon the occurrence of specified events. Upon conversion, the 2018 Notes will be settled in shares of the Company’s common stock. Restrictions on borrowings under or loss of our credit facility could have a material adverse effect on our financial condition including an adverse impact on our ability to pay the 2018 and 2020 Notes when due. The 2020 and 2018 Notes described above are in addition to the $21.55 million New Note issued to Oasis, the selling security holder in the Exchange Transaction, which New Note is described elsewhere herein.

Restrictions under or the loss of availability under our credit facility could adversely impact our financial condition and our ability to pay our convertible senior notes when due.

In March 2014, we obtained a $75.0 million revolving line of credit. Any amounts borrowed under the revolving credit line are our senior secured obligations. All outstanding borrowings under the revolving credit line are accelerated and become immediately due and payable (and the revolving credit line terminates) in the event of a default which includes, among other things, failure to comply with financial ratio covenants if minimum excess availability levels are not maintained or breach of representations contained in the credit line documents, defaults under other loans or obligations, involvement in bankruptcy proceedings, an occurrence of a change of control or an event constituting a material adverse effect on us (as such terms are defined in the credit line documents). We are also subject to negative covenants which, during the life of the credit line, prohibit and/or limit us from, among other things, incurring certain types of other debt, acquiring other companies, making certain expenditures or investments, changing the character of our business, and certain changes to our executive officers.

We have a full valuation allowance on the entire balance of net deferred taxes on our books since their future realization is uncertain.

Deferred tax assets are realized by prior and future taxable income of appropriate character. Current accounting standards require that a valuation allowance be recorded if it is not likely that sufficient taxable income of appropriate character will be generated to realize the deferred tax assets. We currently believe that based on the available information, it is more likely than not that our deferred tax assets will not be realized, and accordingly we have recorded a valuation allowance against our US federal and state deferred tax assets. Our net operating losses and tax credit carry-forwards can expire if unused, and their utilization could be substantially limited in the event of an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

An adverse decision in litigation in which we have been named as a defendant could have a material adverse effect on our financial condition and results of operations.

From time-to-time we are defendants in law suits and/or class actions. No assurances can be given that the results of these litigation matters will be favorable to us or that an adverse decision in such litigation would not have a material adverse impact on our financial condition and results of operations.

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FORWARD LOOKING STATEMENTS

This prospectus includes or incorporates by reference, and any prospectus supplement will include or incorporate by reference, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Securities Act”). For example, statements included in this prospectus and any prospectus supplement regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “will” or “expect,” we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” above and elsewhere in our incorporated filings. You should understand that forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein, are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain information or upon the occurrence of future events or otherwise.

USE OF PROCEEDS

None of the shares to be sold pursuant to this prospectus will be sold by us or for our account, and we will not receive any proceeds from the sale thereof.

SELLING SECURITY HOLDER

The shares of common stock being offered by the selling security holder are those issuable to the selling security holder pursuant to the terms of the New Note. For additional information regarding the issuance of the New Note, see “Exchange Transaction” above. We are registering the shares of common stock in order to permit the selling security holder to offer the shares for resale from time to time. Except for: (i) the ownership of the New Note issued pursuant to the Exchange Agreement and certain other securities of the Company and (ii) Alex Shoghi, an employee of the investment manager of Oasis Investments II Master Fund Ltd., serving on the board of directors of the Company, the selling security holder has not had any material relationship with us within the past three years.

The table below lists the selling security holder and other information regarding the beneficial ownership of the shares of common stock by it. The second column lists the number of shares of common stock beneficially owned by the selling security holder, based on its ownership of the New Note, as of December 5, 2017.

The third column lists the shares of common stock being offered by this prospectus by the selling security holder.

In accordance with the terms of a registration rights agreement with the selling security holder, this prospectus generally covers the resale of at least 100% of the maximum number of shares of common stock issued and issuable pursuant to the terms of the New Note (including, without limitation, as payment of interest thereunder) as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the New Note may be adjusted and because interest payable pursuant to the terms of the New Note may be paid in shares, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling security holder pursuant to this prospectus.

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Under the terms of the New Note, the selling security holder may not convert the New Note to the extent such conversion would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the New Note to the extent it has not been converted. Because we have the discretion to repay the New Note and accrued interest thereon in stock, in cash and/or in a combination thereof (provided that any payment in stock is contingent upon the satisfaction of certain equity conditions), the shares underlying the New Note are not beneficially owned by the selling security holder. The selling security holder may sell all, some or none of its shares in this offering. See "Plan of Distribution."

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering		Percentage of Common Stock Owned After Offering
Oasis Investments II Master Fund Ltd. (1)	2,506,930	(2)	9,185,250	2,506,930	(2)	8.9	% (3)

(1) Oasis Management Company Ltd., the investment manager of Oasis Investments II Master Fund Ltd. ("Oasis II Fund"), has voting and investment power over the securities held by Oasis II Fund. Seth Fischer is responsible for the supervision and conduct of all investment activities of Oasis Management Company Ltd. Each of Oasis II Fund and Seth Fischer disclaims beneficial ownership over these securities.

(2) Includes 1,063,553 shares of common stock issuable upon conversion of the Company’s 4.875% Convertible Senior Notes due 2020.

(3) Based on 26,987,430 shares of common stock outstanding.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable pursuant to the terms of the New Note to permit the resale of these shares of common stock by the holders of the New Note from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holder may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling security holder effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling security holder may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holder to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

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The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $25,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holder will be entitled to contribution. We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

 We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling security holder. The selling security holder may not trade securities from the time the selling security holder receives notice from us of this type of event until the selling security holder receives a prospectus supplement or amendment.

LEGAL MATTERS

The legality of the common stock being offered hereby will be passed upon for us by Feder Kaszovitz LLP, New York, New York. Murray L. Skala, a partner of that firm, is one of our directors, an owner of 156,545 shares of our common stock.

EXPERTS

The financial statements and schedule as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. The following documents filed with the SEC are incorporated by reference (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed):

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2016;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

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(3)	Our Current Reports on Form 8-K and filed with the SEC on February 23, March 16, April 3, May 2, July 25, October 26, November 8, 2017 and December 29, 2017; and

(4)	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-28104), filed March 29, 1996, and as incorporated therein by reference to our Registration Statement on Form SB-2 (Reg. No. 333-2048-LA).

Any future filings we make with the SEC (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-28104) after the date hereof are incorporated by reference until all of the securities offered by this prospectus are sold. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a later statement contained in those documents modifies or supersedes that earlier statement. Any statements so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. In addition, any supplement prepared in relation to this prospectus shall be deemed to supersede for all purposes any earlier supplement prepared in relation to this prospectus.

We will provide each person to whom a copy of this prospectus has been delivered, without charge, upon receipt of a written or oral request, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Joel M. Bennett, c/o JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California, 90405 (telephone: 424-268-9444).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the resale of the Shares offered by this prospectus. This prospectus is part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC.  For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed or incorporated by reference into the registration statement at the locations listed below.

We are subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statement and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed on the Nasdaq National Market and reports and information concerning us can also be inspected through such exchange. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to a company or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to it or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of a company and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of a company or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

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In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits us to indemnify our directors, officers, employees or agents or, when so serving at our request, as directors, officers, agents or employees of another company, who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that we may incur, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. We pay the entire premium for such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. The Registrant is paying all of the selling security holders’ expenses related to this offering, except that the selling security holder will pay any applicable broker’s commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC Registration fee	$2,243
Printing and Edgarization	2,000
Accountants’ fees and expenses	15,000
Attorneys’ fees and expenses	5,000
Miscellaneous	757

Total	$25,000

Item 15. Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the DGCL. Section 1 02(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to the Registrant or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant’s request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 16. Exhibits

Exhibit Number	Description

4.1	Registration Rights Agreement dated November 7, 2017 between JAKKS Pacific, Inc. and Oasis Investments II Master Fund Ltd. (1)
5.1	Opinion of Feder Kaszovitz LLP (2)
23.1 *	Consent of BDO USA, LLP
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)

(*) Filed herewith.

(1) Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed November 8, 2017, and incorporated herein by reference.

(2) Filed previously as an exhibit to the initial filing of this Registration Statement filed December 8, 2017, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii)above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs, is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on January 3, 2018

JAKKS PACIFIC, INC.

By: /s/ STEPHEN G. BERMAN
Stephen G. Berman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ STEPHEN G. BERMAN	Chief Executive Officer, Director	January 3, 2018
Stephen G. Berman	(Principal Executive Officer)

/s/ JOEL M. BENNETT	Chief Financial Officer (Principal	January 3, 2018
Joel M. Bennett	Financial and Accounting Officer)

/s/ REX H. POULSEN	Director	January 3, 2018
Rex H. Poulsen

/s/ MICHAEL A. SITRICK	Director	January 3, 2018
Michael A. Sitrick

/s/ MURRAY L. SKALA	Director	January 3, 2018
Murray L. Skala

/s/ ALEXANDER SHOGHI	Director	January 3, 2018
Alexander Shoghi

/s/ MICHAEL J. GROSS	Director	January 3, 2018
Michael J. Gross

	Director	January 3, 2018
Xiaoqiang Zhao

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Registration Rights Agreement dated November 7, 2017 between JAKKS Pacific, Inc. and Oasis Investments II Master Fund Ltd. (1)
5.1	Opinion of Feder Kaszovitz LLP (2)
23.1 *	Consent of BDO USA, LLP
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)

(*) Filed herewith.

(1) Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed November 8, 2017, and incorporated herein by reference.

(2) Filed previously as an exhibit to the initial filing of this Registration Statement filed December 8, 2017, and incorporated herein by reference.

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